Exhibit 99.1

                 FAVS Announces Change in Management


    WESTPORT, Conn.--(BUSINESS WIRE)--Sept. 22, 2006--First Aviation Services Inc. (NASDAQ: FAVS), announced today that Mr. Robert Costantini submitted his resignation as Chief Financial Officer, S.V.P. Finance and Secretary effective September 30, 2006. Mr. Costantini will be assuming the position of CFO at a global communications company that intends on going public. Mr. Costantini will serve as a consultant to First Aviation Services for a limited time subsequent to September 30th.
    Mr. Hollander, Chairman of First Aviation Services said "Robert has made a valuable contribution to the Company over the past three years. While we will miss him as part of the management team, we wish him well and appreciate the valuable professional opportunity that has been presented."
    The Company expects to conduct a search to identify potential candidates for the position of Chief Financial Officer of the Company.

    First Aviation, located in Westport, Connecticut and its principal operating subsidiary, Aerospace Products International Inc. ("API"), based in Memphis, Tennessee, is a leading provider of services to the aviation industry worldwide. The services the Company provides the aviation industry include the sale of aircraft parts and components, the provision of supply chain management services, overhaul and repair services for brakes and starter/generators, and the assembly of custom hoses. With locations in the U.S., Canada, Europe and Asia Pacific, plus partners throughout the world, API continues to be a leading provider of aviation products, supply chain management services and technology solutions in the industry.
    More information about First Aviation can be found on the World Wide Web at http://www.favs.com and, http://www.apiworldwide.com.


    CONTACT: First Aviation Services Inc.
             Michael C. Culver, 203-291-3300
             Chief Executive Officer